424(b)(3)
                                                                      333-142407

AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 20, 2007 TO THE MAY 1, 2007 PROSPECTUS AND SUPPLEMENT FOR EQUI-VESTSM VANTAGE(SM) ADDITIONAL CONTRIBUTIONS TAX-SHELTERED (ACTS) PROGRAM, NEW JERSEY DEPARTMENT OF EDUCATION
--------------------------------------------------------------------------------

This Supplement modifies certain information in the Prospectus or Supplements to the Prospectus and Statement of Additional Information, dated May 1, 2007, as previously supplemented (the "Prospectuses"). You should read this Supplement in conjunction with the Prospectuses and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectuses. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your prospectus.

A.   A NEW VARIABLE INVESTMENT OPTION

     On August 20, 2007 the following new variable investment option is available. This option invests in a corresponding portfolio of the EQ Advisors Trust. AXA Equitable serves as the investment manager of AXA Premier VIP Trust and EQ Advisors Trust.


------------------------------------------------------------------------------------------------------------------
EQ Advisors Trust                                                        Investment Manager (or Sub-Adviser(s), as
Portfolio Name           Objective                                       applicable)
------------------------------------------------------------------------------------------------------------------
  EQ/ALLIANCEBERNSTEIN   Seeks to achieve long-term growth of capital.   o AllianceBernstein L.P.
    COMMON STOCK
------------------------------------------------------------------------------------------------------------------

B.   FEE TABLE

     The following is added under "Portfolio operating expenses expressed as an annual percentage of daily net assets" for the new investment option listed above:

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Acquired       Total Annual    Fee Waivers      Net Total
                                                                       Fund Fees        Expenses        and/or          Annual
                                                                      and Expenses      (Before         Expense        Expenses
                                      Management  12b-1    Other      (Underlying       Expense       Reimburse-    (After Expense
 Portfolio Name                          Fees     Fees    Expenses    Portfolios)     Limitations)       ments       Limitations)
------------------------------------------------------------------------------------------------------------------------------------
  EQ Advisors Trust:
------------------------------------------------------------------------------------------------------------------------------------
  EQ/AllianceBernstein Common Stock   0.47%       0.25%   0.13%           --          0.85%               --        0.85%
------------------------------------------------------------------------------------------------------------------------------------

C.   EXAMPLE

     The following is added under "Example" for the new investment option listed above:

--------------------------------------------------------------------------------------------------------------
                                                                                If you surrender or do not
                                      If you annuitize at the end of          surrender your contract at the
                                        the applicable time period           end of the applicable time period
--------------------------------------------------------------------------------------------------------------
                                        1       3       5      10               1       3       5      10
                                       year   years   years   years            year   years   years   years
--------------------------------------------------------------------------------------------------------------
  EQ/ADVISORS TRUST:
--------------------------------------------------------------------------------------------------------------
  EQ/AllianceBernstein Common
    Stock                              N/A    $855    $1,221  $2,248           $163   $505    $871    $1,898
--------------------------------------------------------------------------------------------------------------



                      AXA Equitable Life Insurance Company
                           1290 Avenue of the Americas
                               New York, NY 10104
                                  212-554-1234



888-1414 (6/07)                                        Catalog No. 139090 (6/07)
                                                                          x01687